Exhibit 99.1

News Release

Contact:	Investors: Mike Grant - Managing Director, Investor Relations - (615) 263-6957 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

MOMENTUM CONTINUES WITH THREE NEW MANAGEMENT CONTRACTS

SIGNED DURING THE FOURTH QUARTER

PROVIDES 2024 FULL YEAR GUIDANCE

BRENTWOOD, Tenn. – February 7, 2024 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today its financial results for the fourth quarter and full year 2023.

Damon T. Hininger, CoreCivic’s President and Chief Executive Officer, commented, “CoreCivic is experiencing strong business momentum as we head into 2024. Our margins and occupancy are progressing toward pre-COVID-19 levels. Labor availability and wage inflation are normalizing. Our government partners are increasingly looking to us to help solve their growing capacity and infrastructure challenges, evidenced by the three new management contracts and increase in overall utilization during the fourth quarter. We have managed our business prudently, and we are well-positioned to serve their growing needs.”

Financial Highlights – Full Year 2023

•	Total revenue of $1.90 billion

•	CoreCivic Safety revenue of $1.73 billion

•	CoreCivic Community revenue of $115.1 million

•	CoreCivic Properties revenue of $49.9 million

•	Net income of $67.6 million

•	Diluted earnings per share of $0.59

•	Adjusted Diluted EPS of $0.61

•	Normalized FFO per diluted share of $1.47

•	Adjusted EBITDA of $311.0 million

Commenting on financial results for the quarter, Hininger added, “We are pleased with CoreCivic’s financial performance for 2023, as we exceeded the financial guidance for the fourth quarter we provided in November 2023, and ended up in the top half of the financial guidance range we provided in February 2023 for Net income, Diluted EPS, FFO per diluted share and EBITDA. Importantly, we experienced a positive progression in our population and occupancy during each quarter of 2023, and we ended the year at 74% occupancy - our highest quarterly level since the second quarter of 2020, near the onset of the COVID-19 pandemic. The population increases came across federal, state and local government partners, and we are thankful for the trust our partners have in the essential solutions CoreCivic provides.”

Hininger continued, “We are also very pleased with our debt reduction progress. During 2023, we reduced total debt by $158 million, and we ended the year with leverage, measured by net debt to Adjusted EBITDA, at 2.8x -nearly in line with our longer-term target of 2.25x-2.75x. Given the

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Fourth Quarter & Full Year 2023 Financial Results

significant progress on our debt reduction strategy, we continue to return capital to shareholders through a share repurchase program, initiated in 2022. During the year we repurchased 3.5 million shares of our common stock, representing over 3% of our outstanding shares, at a total cost of $38.1 million, or $10.97 per share. Our access to capital remains strong, as evidenced by the amendment and extension of our Bank Credit Facility, executed in October 2023, which increased the credit facility’s size and lengthened its maturity by over two years to October 2028.”

“Looking ahead,” Hininger added, “we are excited to have returned to a more normal operating environment, with most issues relating to COVID-19, including Title 42 occupancy restrictions and our most acute labor challenges, largely behind us. We anticipate the continued positive population trends in 2024, both through higher utilization of existing contracts and new contracts signed in 2023. Facility operating margins are also expected to show improvement compared to 2023, reflecting the positive impact of higher occupancy on our leveraged operating model, as well as the continued normalization of our operating expenses. Against that, our guidance includes the impact of the expected March 31, 2024 expiration of the lease of our California City Correctional Center to the California Department of Corrections and Rehabilitation, which generated $31.1 million in rental revenue and $25.5 million in EBITDA in 2023.”

Financial Highlights – Fourth Quarter 2023

•	Total revenue of $491.2 million

•	CoreCivic Safety revenue of $448.7 million

•	CoreCivic Community revenue of $30.5 million

•	CoreCivic Properties revenue of $12.0 million

•	Net Income of $26.5 million

•	Diluted earnings per share of $0.23

•	Adjusted Diluted EPS of $0.23

•	Normalized FFO per diluted share of $0.45

•	Adjusted EBITDA of $90.0 million

Fourth Quarter 2023 Financial Results Compared With Fourth Quarter 2022

Net income in the fourth quarter of 2023 increased to $26.5 million, or $0.23 per diluted share, compared with net income in the fourth quarter of 2022 of $24.4 million, or $0.21 per diluted share. Adjusted for special items, adjusted net income in the fourth quarter of 2023 increased to $26.4 million, or $0.23 per diluted share (Adjusted Diluted EPS), compared with adjusted net income in the fourth quarter of 2022 of $25.0 million, or $0.22 per diluted share. Special items for each period are presented in detail in the calculation of Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The increased adjusted per share amounts resulted primarily from higher federal and state populations, particularly at our facilities serving U.S. Immigration & Customs Enforcement (ICE), combined with lower interest expense and a decrease in shares outstanding, both resulting from our capital allocation strategy. These earnings increases were partially offset by the expiration of our lease with the Oklahoma Department of Corrections (ODC) at our North Fork Correctional Facility on June 30, 2023, and tax credits reflected in the fourth quarter of 2022 that were available under the Coronavirus Aid, Relief and Economic Security Act.

Fourth Quarter & Full Year 2023 Financial Results

Our labor attraction and retention initiatives continue, and our staffing levels have improved while the costs of temporary labor resources, including associated travel expenses, overtime and incentives, declined meaningfully from the prior year quarter. The investments in our staffing place CoreCivic in a strong position to manage increased populations resulting from the end of Title 42 COVID-19 occupancy restrictions, which ended May 11, 2023. Under Title 42, asylum-seekers and others crossing the border without proper documentation or authority were denied entry at the United States border to contain the spread of COVID-19. From mid-May 2023 through December 2023, the number of individuals in the custody of ICE increased 74%. Over the same period, ICE detention populations within our facilities increased 76%, which we believe was possible, in part, because of our investments in staffing.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $90.1 million in the fourth quarter of 2023, compared with $87.0 million in the fourth quarter of 2022. Adjusted EBITDA, which excludes special items, was $90.0 million in the fourth quarter of 2023, compared with $87.7 million in the fourth quarter of 2022. The increase in Adjusted EBITDA was attributable to an increase in occupancy, combined with a general reduction in temporary staffing incentives and related labor costs, partially offset by the expiration of the lease with the ODC at the North Fork facility.

Funds From Operations (FFO) increased to $51.0 million, or $0.44 per diluted share, in the fourth quarter of 2023, compared to $48.8 million, or $0.42 per diluted share, in the fourth quarter of 2022. Normalized FFO, which excludes special items, increased to $51.3 million, or $0.45 per diluted share, in the fourth quarter of 2023, compared with $49.1 million, or $0.42 per diluted share, in the fourth quarter of 2022, representing an increase in Normalized FFO per share of 7%. Normalized FFO was impacted by the same factors that affected Adjusted EBITDA, further improved by a reduction in interest expense as a result of our debt reduction strategy that is not reflected in Adjusted EBITDA, as well as a 1% reduction in weighted average shares outstanding.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Business Updates

Capital Strategy

Debt Repayments. We continued to make progress on our debt reduction strategy, and our total debt repaid for the twelve months ended December 31, 2023 was $157.8 million, or $130.3 million, net of the change in cash. We have no debt maturities until April 2026 when our 8.25% Senior Notes, which have an outstanding principal balance of $593.1 million, are scheduled to mature.

Fourth Quarter & Full Year 2023 Financial Results

Amendment and Extension of Bank Credit Facility. On October 11, 2023, we entered into a Fourth Amended and Restated Credit Agreement (New Bank Credit Facility) in an aggregate amount of $400.0 million, effectively replacing our Third Amended and Restated Credit Agreement dated May 12, 2022, which was an aggregate amount of $350.0 million. The New Bank Credit Facility, among other things, increases the available borrowings under the revolving credit facility from $250.0 million to $275.0 million and increases the size of the term loan from an initial balance of $100.0 million to $125.0 million, extends the maturity date to October 11, 2028 from May 12, 2026, and makes conforming changes to replace the Bloomberg Short-Term Bank Yield Index to the Secured Overnight Financing Rate. Further, financial covenants were modified to remove the $100.0 million limit of netting unrestricted cash and cash equivalents when calculating the consolidated total leverage ratio and the consolidated secured leverage ratio. At the closing of the New Bank Credit Facility, we received $33.8 million of net borrowings before transaction costs as a result of the increased size of the term loan, and the revolving credit facility remains unused, except for $17.9 million in outstanding letters of credit.

Share Repurchases. On May 12, 2022, our Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $150.0 million of our common stock. On August 2, 2022, our Board of Directors authorized an increase in our share repurchase program of up to an additional $75.0 million in shares of our common stock, or a total of up to $225.0 million. During the three and twelve months ended December 31, 2023, we repurchased 0.9 million and 3.5 million shares of our common stock, respectively, at aggregate purchase prices of $12.5 million and $38.1 million, respectively, excluding fees, commissions and other costs related to the repurchases. Since the share repurchase program was authorized, through December 31, 2023, we have repurchased a total of 10.1 million shares at an aggregate price of $112.6 million, or $11.16 per share, excluding fees, commissions and other costs related to the repurchases.

As of December 31, 2023, we had $112.4 million remaining under the share repurchase program. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the Board of Directors from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by our Board of Directors in its discretion at any time.

New Management Contracts

New Management Contract with State of Montana. On November 14, 2023, we announced a new management contact with the state of Montana to care for up to 120 inmates at our 1,896-bed Saguaro Correctional Facility in Eloy, Arizona. The initial term of the contract is for two years, ending October 31, 2025. The contract may be extended by mutual agreement in two-year intervals, or any interval advantageous to the State. The total term, including renewals, may not exceed seven years. The intake process for the 120 inmates was complete as of December 31, 2023. As of December 31, 2023, we also cared for approximately 875 residents from Hawaii and nearly 600 residents from the state of Idaho at the Saguaro Correctional Facility. The new contract represents an expansion of our relationship with the state of Montana where we also manage the fully occupied company-owned Crossroads Correctional Center in Shelby, Montana for the state of Montana pursuant to a separate management contract.

Fourth Quarter & Full Year 2023 Financial Results

New Management Contract with State of Wyoming. On November 16, 2023, we announced a new management contact with the state of Wyoming to care for up to 240 inmates at the Company’s 2,672-bed Tallahatchie County Correctional Facility in Tutwiler, Mississippi. We previously cared for inmates for Wyoming under a management contract that had not been utilized since 2019. The term of the new contract runs through June 30, 2026. The intake process for the 240 inmates was complete as of December 31, 2023.

New Management Contract with Harris County, Texas. On November 16, 2023, we announced a new management contract to care for up to 360 inmates at the Tallahatchie County Correctional Facility. Upon mutual agreement, the County may access an additional 360 beds at the Tallahatchie facility. The initial contract term began on December 1, 2023, and ends November 30, 2024. The contract may be extended at the County’s option for up to four additional one-year terms. We began receiving inmates from Harris County during the fourth quarter of 2023 and anticipate the intake process to be complete during the first quarter of 2024.

We also cared for residents from the U.S. Marshals Service, Wyoming, Vermont, South Carolina, the U.S. Virgin Islands, Tallahatchie County (MS), and Hinds County (MS) at the Tallahatchie County Correctional Facility.

2024 Financial Guidance

Based on current business conditions, we are providing the following financial guidance for the full year 2024:

Full Year 2024
• Net income	$65.0 million to $80.0 million
• Diluted EPS	$0.58 to $0.72
• FFO per diluted share	$1.46 to $1.61
• EBITDA	$300.3 million to $313.3 million

During 2024, we expect to invest $69.0 million to $75.0 million in capital expenditures, consisting of $30.0 million to $31.0 million in maintenance capital expenditures on real estate assets, $32.0 million to $35.0 million for maintenance capital expenditures on other assets and information technology, and $7.0 million to $9.0 million for other capital investments.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the fourth quarter of 2023. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any of the information disclosed in this report.

Fourth Quarter & Full Year 2023 Financial Results

Management may meet with investors from time to time during the first quarter of 2024. Written materials used in the investor presentations will also be available on our website beginning on or about February 29, 2024. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, February 8, 2024, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page.

To participate via telephone and join the call live, please register in advance here https://register.vevent.com/register /BI9f81fd3b3bcb458780947f04024c22e2. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest prison operators in the United States. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, including as a consequence of the United States Department of Justice not renewing contracts as a result of President Biden’s Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities, impacting utilization primarily by the United States Federal Bureau of Prisons and the United States Marshals Service,

Fourth Quarter & Full Year 2023 Financial Results

and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (v) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a continuing rise in labor costs; fluctuations in interest rates and risks of operations; (vi) the impact resulting from the termination of Title 42, the federal government’s policy to deny entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of the coronavirus and related variants, or COVID-19; (vii) government budget uncertainty, the impact of the debt ceiling and the potential for government shutdowns and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom; (ix) our ability to have met and maintained qualification for taxation as a real estate investment trust, or REIT, for the years we elected REIT status; and (x) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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Fourth Quarter & Full Year 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$121,845	$149,401
Restricted cash	7,111	12,764
Accounts receivable, net of credit loss reserve of $6,827 and $8,008, respectively	312,174	312,435
Prepaid expenses and other current assets	26,304	32,134
Assets held for sale	7,480	6,936

Total current assets	474,914	513,670
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,821,015 and $1,716,283, respectively	2,114,522	2,176,098
Other real estate assets	201,561	208,181
Goodwill	4,844	4,844
Other assets	309,558	341,976

Total assets	$3,105,399	$3,244,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$285,857	$285,226
Current portion of long-term debt	11,597	165,525

Total current liabilities	297,454	450,751
Long-term debt, net	1,083,476	1,084,858
Deferred revenue	18,315	22,590
Non-current deferred tax liabilities	96,915	99,618
Other liabilities	131,673	154,544

Total liabilities	1,627,833	1,812,361

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at December 31, 2023 and 2022, respectively	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 112,733 and 114,988 shares issued and outstanding at December 31, 2023 and 2022, respectively	1,127	1,150
Additional paid-in capital	1,785,286	1,807,689
Accumulated deficit	(308,847)	(376,431)

Total stockholders’ equity	1,477,566	1,432,408

Total liabilities and stockholders’ equity	$3,105,399	$3,244,769

Fourth Quarter & Full Year 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
REVENUE:
Safety	$448,704	$430,247	$1,731,421	$1,684,035
Community	30,499	26,994	115,068	103,263
Properties	11,987	14,169	49,875	57,873
Other	56	23	271	158

	491,246	471,433	1,896,635	1,845,329

EXPENSES:
Operating:
Safety	341,426	326,095	1,356,496	1,313,567
Community	23,007	22,485	91,895	86,016
Properties	4,077	3,121	13,829	13,682
Other	52	268	210	527

Total operating expenses	368,562	351,969	1,462,430	1,413,792
General and administrative	36,866	34,892	136,084	127,700
Depreciation and amortization	32,133	31,688	127,316	127,906
Shareholder litigation expense	—	—	—	1,900
Asset impairments	—	879	2,710	4,392

	437,561	419,428	1,728,540	1,675,690

OTHER INCOME (EXPENSE):
Interest expense, net	(17,655)	(19,593)	(72,960)	(84,974)
Expenses associated with debt repayments and refinancing transactions	(360)	(489)	(686)	(8,077)
Gain on sale of real estate assets, net	455	579	798	87,728
Other income	619	52	576	986

INCOME BEFORE INCOME TAXES	36,744	32,554	95,823	165,302
Income tax expense	(10,276)	(8,117)	(28,233)	(42,982)

NET INCOME	$26,468	$24,437	$67,590	$122,320

BASIC EARNINGS PER SHARE	$0.23	$0.21	$0.59	$1.03

DILUTED EARNINGS PER SHARE	$0.23	$0.21	$0.59	$1.03

Fourth Quarter & Full Year 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended December 31,		For the Twelve Months ended December 31,
	2023	2022	2023	2022
Net income	$26,468	$24,437	$67,590	$122,320
Special items:
Expenses associated with debt repayments and refinancing transactions	360	489	686	8,077
Income tax expense associated with change in corporate tax structure	—	—	930	—
Gain on sale of real estate assets, net	(455)	(579)	(798)	(87,728)
Shareholder litigation expense	—	—	—	1,900
Asset impairments	—	879	2,710	4,392
Income tax expense (benefit) for special items	26	(205)	(758)	19,338

Adjusted net income	$26,399	$25,021	$70,360	$68,299

Weighted average common shares outstanding - basic	113,440	114,982	113,798	118,199
Effect of dilutive securities:
Restricted stock-based awards	1,346	1,274	852	899

Weighted average shares and assumed conversions - diluted	114,786	116,256	114,650	119,098

Adjusted Diluted EPS	$0.23	$0.22	$0.61	$0.57

Fourth Quarter & Full Year 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$26,468	$24,437	$67,590	$122,320
Depreciation and amortization of real estate assets	24,870	24,092	98,076	96,917
Impairment of real estate assets	—	879	—	4,392
Gain on sale of real estate assets, net	(455)	(579)	(798)	(87,728)
Income tax expense (benefit) for special items	126	(78)	226	21,995

Funds From Operations	$51,009	$48,751	$165,094	$157,896
Expenses associated with debt repayments and refinancing transactions	360	489	686	8,077
Income tax expense associated with change in corporate tax structure	—	—	930	—
Shareholder litigation expense	—	—	—	1,900
Other asset impairments	—	—	2,710	—
Income tax benefit for special items	(100)	(127)	(984)	(2,657)

Normalized Funds From Operations	$51,269	$49,113	$168,436	$165,216

Funds from Operations Per Diluted Share	$0.44	$0.42	$1.44	$1.33

Normalized Funds From Operations Per Diluted Share	$0.45	$0.42	$1.47	$1.39

Fourth Quarter & Full Year 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$26,468	$24,437	$67,590	$122,320
Interest expense	21,228	22,712	85,265	95,851
Depreciation and amortization	32,133	31,688	127,316	127,906
Income tax expense	10,276	8,117	28,233	42,982

EBITDA	$90,105	$86,954	$308,404	$389,059
Expenses associated with debt repayments and refinancing transactions	360	489	686	8,077
Gain on sale of real estate assets, net	(455)	(579)	(798)	(87,728)
Shareholder litigation expense	—	—	—	1,900
Asset impairments	—	879	2,710	4,392

Adjusted EBITDA	$90,010	$87,743	$311,002	$315,700

Fourth Quarter & Full Year 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF FUNDS FROM OPERATIONS & EBITDA

	For the Year Ending December 31, 2024
	Low End of Guidance	High End of Guidance
Net Income	$65,000	$80,000
Depreciation and amortization of real estate assets	98,250	99,250

Funds From Operations	$163,250	$179,250

Diluted EPS	$0.58	$0.72

FFO per diluted share	$1.46	$1.61

Net income	$65,000	$80,000
Interest expense	79,000	78,000
Depreciation and amortization	126,500	126,500
Income tax expense	29,750	28,750

EBITDA	$300,250	$313,250

Fourth Quarter & Full Year 2023 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, security analysts, and other interested parties disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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